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                                                                    EXHIBIT 10.5




                       NANOPHASE TECHNOLOGIES CORPORATION
                              453 Commerce Street
                          Burr Ridge, Illinois  60521

                                        Dated as of September 3, 1996

Mr. Dennis Nowak
10113 Wellington Terrace
Munster, Indiana  46321

Dear Dennis:

         We are delighted you have agreed to join Nanophase Technologies Corporation ("NTC"). In this letter, I would like to present the terms of your employment with NTC.

         1. Title and Duties. Subject to (i) confirmation and election by the Board of Directors of NTC, and (ii) the resignation of the current Secretary and Treasurer of NTC, you will serve as Vice President, Chief Financial Officer, Secretary and Treasurer of NTC. In those capacities, you will have such duties as are assigned to you from time to time by the Board or by the President and Chief Executive Officer of NTC. You will report to the President and Chief Executive Officer. During your employment with NTC you agree that you will devote substantially all of your business time and best efforts to your duties as an employee and officer of NTC.

         2. Compensation. Your base annual salary upon the commencement of your employment will be $140,000 per year. Thereafter, all increases in your base salary will be as determined by the Board in their discretion. Assuming you are still employed by NTC at that time, you will be entitled to
(i) a bonus of $35,000 on the first anniversary of your employment with NTC, and (ii) a bonus of $35,000 upon the successful consummation of an initial public offering of the common stock of NTC. You will also be eligible to receive cash bonuses as determined in the discretion of the Board from time to time. All base salary will be earned and paid in accordance with NTC's regular payroll policies for professional employees in effect from time to time.

         3. Other Benefits. You will be entitled to the health, life and other insurance benefits generally made available by NTC to other executive officers of NTC from time to time, which benefits are subject to change. You will be entitled to paid annual vacation in accordance with NTC's policy for executive officers. Further, NTC will reimburse you for actual out-of-pocket expenses incurred by you in the performance of your services for NTC (in accordance with NTC's policy for such reimbursements applicable to NTC's executive officers on the same terms generally offered to such officers), upon the receipt of appropriate documentation of such expenses.

         4. Stock Options. Subject to action by the Board of Directors, upon the commencement of your employment and your execution of the stock option agreement we have provided you, you will receive options to purchase 100,000 shares of NTC's common stock at a price of $2.25 per share, subject to the terms of the stock option agreement and the Nanophase Technologies Corporation Stock Option Plan effective January 13, 1992, as it may be amended from time to time. Subsequent grants of options may be
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Mr. Dennis Nowak
September 3, 1996
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made in the discretion of the Board of NTC on such terms and conditions as it may determine.

         5. Severance Payment. If NTC terminates your employment with NTC other than for Cause (as defined below), NTC shall pay to you an amount equal in annual amount to your base salary in effect at the time of termination during the period (the "Severance Period") of twenty six (26) full weeks after the effective date of termination, payable in proportionate amounts on NTC's regular pay cycle for professional employees and (if the last day of the Severance Period is not the last day of a pay period) on the last day of the Severance Period. No severance will be due you if termination occurs for any other reason. For purposes of this letter agreement, "Cause" means (i) willful and gross malfeasance or willful and gross misconduct by you in connection with your employment with NTC, (ii) gross negligence in performing any of your duties with NTC, (iii) your conviction of, or entry of a plea of guilty to, or entry of a plea of nolo contendere with respect to, any crime other than a misdemeanor; (iv) your willful and gross breach of any written policy applicable to all employees adopted by NTC concerning conflicts of interest, political contributions, standards of business conduct or fair employment practices, procedures with respect to compliance with securities laws or any similar matters, or adopted pursuant to the requirements of any government contract or regulation, or (v) the material breach by you of any of your agreements in this letter agreement.

         6. Confidentiality. As a NTC employee, you will have access to information about the properties and operations of NTC and third parties which are confidential in nature. Consequently, you have agreed to execute the form of confidentiality and proprietary rights agreement we have provided to you as of the date of the commencement of your employment.

         7.      Miscellaneous.

         (a) You acknowledge and agree that (i) your employment with NTC is "at-will", (ii) NTC has not made any agreements concerning the duration of your employment, (iii) no agreement concerning the duration of your employment can be made except in a written agreement executed by you and the President of NTC, and (iii) your employment may be terminated at any time, with or without cause, by either you or NTC at any time.

         (b) The agreements set forth in this letter are a personal contract, and your rights set forth above may not be sold, transferred, assigned, pledged or encumbered by you.

         (c) Except as contemplated in Sections 4 and 6 above, this letter agreement represents the entire agreement between you and NTC concerning your employment with NTC and supersedes all prior negotiations and agreements, whether written or oral, relating to your employment with NTC.

         (d) No provision of this letter agreement may be amended or waived unless pursuant to a writing signed by you and the President of NTC. No waiver by any party to this letter agreement of any breach by another party of any condition or provision to be performed by
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Mr. Dennis Nowak
September 3, 1996
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such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

         (e) All salary, bonuses, benefits, reimbursements and any other payments to you under this agreement shall be subject to all applicable payroll and withholding taxes and deductions required by any law, rule or regulation of any federal, state or local authority.

         (f) The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this agreement, without reference to rules relating to conflicts of law. Any suit, action or proceeding with respect to any matters related to your employment shall be brought in any court of competent jurisdiction in the State of Illinois.

         To acknowledge your agreement to the terms of your employment set forth above, please sign a copy of this letter where indicated and return it to me at your earliest convenience.

                                       Nanophase Technologies Corporation



                                       By:
                                           -------------------------------------
                                           Robert W. Cross
                                           President and Chief Executive Officer


Accepted and Agreed the
date first written above





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Dennis Nowak